UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

DURECT CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

DURECT CORPORATION

2 Results Way

Cupertino, CA 95014

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 25, 2008

On Tuesday, June 25, 2008, DURECT Corporation, a Delaware corporation (the “Company”), will hold its Annual Meeting of Stockholders (the “Meeting”) at the Company’s headquarters, 2 Results Way, Cupertino, CA 95014. The Meeting will begin at 10:00 a.m. local time.

Only stockholders who owned stock at the close of business on April 28, 2008 can vote at the Meeting or any adjournment that may take place. At the Meeting we will:

•	Elect the two Class II directors of the Company’s Board of Directors to serve until the Annual Meeting to be held in 2011.

•	Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the current fiscal year.

•	Transact any other business properly brought before the Meeting.

You can find more information about each of these items, including the nominees for directors, in the attached Proxy Statement.

Our Board of Directors recommends that you vote in favor of each of the two proposals outlined in the attached Proxy Statement.

We cordially invite all stockholders to attend the Annual Meeting in person. However, whether or not you expect to attend the Annual Meeting in person, please mark, date, sign and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope provided to ensure your representation and the presence of a quorum at the Annual Meeting. If you send in your proxy card and then decide to attend the Annual Meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the Proxy Statement.

Following the Meeting, we will also report on our business results and other matters of interest to stockholders.

By Order of the Board of Directors,

/s/ Jean I Liu

Jean I Liu

Senior Vice President, General Counsel and Secretary

Cupertino, California

April 29, 2008

DURECT CORPORATION

2 Results Way

Cupertino, CA 95014

PROXY STATEMENT

FOR THE

2008 ANNUAL MEETING OF STOCKHOLDERS

JUNE 25, 2008

Our Board of Directors is soliciting proxies for the 2008 Annual Meeting of Stockholders. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the Meeting. Please read it carefully.

The Board has set April 28, 2008 as the record date for the Meeting. Stockholders of record who owned our common stock on that date are entitled to vote at and attend the Meeting, with each share entitled to one vote. 74,145,556 shares of common stock were outstanding on the record date.

Voting materials, which include this Proxy Statement, a proxy card and the 2008 Annual Report, will be mailed to stockholders on or about May 19, 2008.

Our Annual Report on Form 10-K for the year ended December 31, 2007 is available on the Internet at our website at www.durect.com in the investor relations section or through the SEC’s electronic data system called EDGAR at www.sec.gov. To request a printed copy of our Form 10-K, which we will provide to you without charge, either: write to Investor Relations, DURECT Corporation, 2 Results Way, Cupertino, CA 95014 or e-mail Investor Relations at “info@durect.com.”

In this Proxy Statement:

•	“We,” “us,” “our” and the “Company” refer to DURECT Corporation

•	“Annual Meeting” or “Meeting” means our 2008 Annual Meeting of Stockholders

•	“Board of Directors” or “Board” means our Board of Directors

•	“SEC” means the Securities and Exchange Commission

We have summarized below important information with respect to the Annual Meeting.

Time and Place of the Annual Meeting

The Annual Meeting is being held on Wednesday, June 25, 2008, at 10:00 a.m. local time at the Company’s headquarters, 2 Results Way, Cupertino, CA 95014. All stockholders who owned shares of our stock as of April 28, 2008, the record date, may attend the Annual Meeting.

Purpose of the Proxy Statement and Proxy Card

You are receiving a Proxy Statement and proxy card from us because you owned shares of our common stock on April 28, 2008, the record date. This Proxy Statement describes issues on which we would like you, as a stockholder, to vote. It also gives you information on these issues so that you can make an informed decision. When you sign the proxy card, you appoint James E. Brown and Felix Theeuwes as your representatives at the Meeting. James E. Brown and Felix Theeuwes will vote your shares as you have instructed them on the proxy card, at the Meeting. This way, your shares will be voted whether or not you attend the Annual Meeting. Even if you plan to attend the Meeting it is a good idea to complete, sign and return your proxy card in advance of the Meeting just in case your plans change.

Proposals to Be Voted on at This Year’s Annual Meeting

You are being asked to vote on:

•	The election of two Class II directors to serve on our Board of Directors until our 2011 annual meeting of stockholders.

•	The ratification of our appointment of Ernst & Young LLP as our independent registered public accounting firm for the current fiscal year.

The Board of Directors recommends a vote FOR each proposal.

Voting Procedure

You may vote by mail, phone or internet.

To vote by mail, please sign your proxy card and return it in the enclosed, prepaid and addressed envelope. If you mark your voting instructions on the proxy card, your shares will be voted as you instruct. To vote by phone or internet, please follow the instructions as listed on the proxy card.

You may vote in person at the Meeting.

We will pass out written ballots to anyone who wants to vote at the Meeting. If you hold your shares in street name, you must request a legal proxy from your stockbroker in order to vote at the Meeting. Holding shares in “street name” means your shares of stock are held in an account by your stockbroker, bank, or other nominee, and the stock certificates and record ownership are not in your name. If your shares are held in “street name” and you wish to attend the Annual Meeting, you must notify your broker, bank or other nominee and obtain the proper documentation to vote your shares at the Annual Meeting.

You may change your mind after you have returned your proxy.

If you change your mind after you return your proxy, you may revoke your proxy at any time before the polls close at the Meeting. You may do this by:

•	signing another proxy with a later date, or

•	voting in person at the Annual Meeting.

Multiple Proxy Cards

If you received more than one proxy card, it means that you hold shares in more than one account. Please sign and return all proxy cards to ensure that all your shares are voted.

Quorum Requirement

Shares are counted as present at the Meeting if the stockholder either:

•	is present and votes in person at the Meeting, or

•	has properly submitted a proxy card.

A majority of our outstanding shares as of the record date must be present at the Meeting (either in person or by proxy) in order to hold the Annual Meeting and conduct business. This is called a “quorum.”

Consequences of Not Returning Your Proxy; Broker Non-Votes

If your shares are held in your name, you must return your proxy (or attend the Annual Meeting in person) in order to vote on the proposals. If your shares are held in street name and you do not vote your proxy, your brokerage firm may either:

•	vote your shares on routine matters, or

•	leave your shares unvoted.

Under the rules that govern brokers who have record of ownership of shares that are held in “street name” for their clients, brokers may vote such shares on behalf of their clients with respect to “routine” matters (such as the election of directors or the ratification of auditors), but not with respect to non-routine matters (such as a proposal submitted by a stockholder). If the proposals to be acted upon at any meeting include both routine and non-routine matters, the broker may turn in a proxy card for uninstructed shares that vote FOR the routine matters, but expressly states that the broker is not voting on non-routine matters. This is called a “broker non-vote.”

Broker non-votes will be counted for the purpose of determining the presence or absence of a quorum, but will not be counted for the purpose of determining the number of votes cast.

We encourage you to provide instructions to your brokerage firm by voting your proxy. This ensures that your shares will be voted at the Meeting.

Effect of Abstentions

Abstentions are counted as shares that are present and entitled to vote for the purposes of determining the presence of a quorum and as votes AGAINST for purposes of determining the approval of any matter submitted to the stockholders for a vote.

Required Vote

Assuming a quorum is present, the two nominees receiving the highest number of shares that are present and entitled to vote will be elected as Class II directors. The ratification of the independent registered public accounting firm will require the affirmative vote of a majority of shares present in person or represented by proxy at the Meeting.

Vote Solicitation; No Use of Outside Solicitors

DURECT Corporation is soliciting your proxy to vote your shares at the Annual Meeting. In addition to this solicitation by mail, our directors, officers, agents, and other employees may contact you by telephone, Internet, in person or otherwise to obtain your proxy. These persons will not receive any additional compensation for assisting in the solicitation. We will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners. We will reimburse these entities and our transfer agent for their reasonable out-of-pocket expenses in forwarding proxy material. We have not retained the services of a proxy solicitor.

Voting Procedures

Votes cast by proxy or in person at the Annual Meeting will be tabulated by a representative of Computershare, our transfer agent, who will act as the Inspector of Election. The Inspector will also determine whether a quorum is present at the Annual Meeting. The shares represented by the proxy cards received, properly marked, dated, signed and not revoked, will be voted at the Annual Meeting. If the proxy card specifies a choice with respect to any matter to be acted on, the shares will be voted in accordance with that specified choice. Any proxy card which is returned but not marked will be voted FOR each of the director nominees, FOR the other proposal discussed in this Proxy Statement, and as the proxy holders deem desirable for any other matters that may come before the Meeting. Broker non-votes will not be considered as voting with respect to any matter for which the broker does not have voting authority.

We believe that the procedures to be used by the Inspector to count the votes are consistent with Delaware law concerning voting of shares and determination of a quorum.

Publication of Voting Results

We will announce preliminary voting results at the meeting. We will publish the final results in our quarterly report on Form 10-Q for the second quarter of 2008, which we will file with the SEC. You can get a copy on our website at www.durect.com in the investor relations section, by contacting Matthew J. Hogan, our Chief Financial Officer, at (408) 777-4936 or the SEC at (800) 732-0330 for the location of the nearest public reference room, or through the EDGAR system at www.sec.gov.

Other Business

We do not know of any business to be considered at the 2008 Annual Meeting other than the proposals described in this proxy statement. However, if any other business is properly presented at the Annual Meeting, your signed proxy card gives authority to James E. Brown and Felix Theeuwes to vote on such matters at their discretion.

Stockholder Proposals For 2009 Annual Meeting

To have your proposal included in our proxy statement for the 2009 Annual Meeting, you must submit your proposal in writing before December 31, 2008 to Jean Liu, Senior Vice President, General Counsel and Secretary, DURECT Corporation, 2 Results Way, Cupertino, CA 95014. Any such proposal must also comply with Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the regulations thereunder, as well as the bylaws of the Company, which may be obtained free of charge by written request to Jean Liu, Senior Vice President, General Counsel and Secretary, DURECT Corporation, 2 Results Way, Cupertino, CA 95014.

If you submit a proposal for the 2009 Annual Meeting before February 26, 2009 and after March 28, 2009, management may or may not, at their discretion, present the proposal at the meeting, and the proxies for the 2008 Annual Meeting will confer discretion on the management proxy holders to vote against your proposal.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Certificate of Incorporation provides that the Board of Directors is divided into three classes, with staggered three-year terms. The Class II directors, whose terms expire at the Annual Meeting and who are being nominated for re-election are David R. Hoffmann and Jon S. Saxe. The Class III directors whose terms expire at the Company’s 2009 Annual Meeting are James E. Brown, Michael D. Casey and Armand P. Neukermans. The Class I directors whose terms expire at the Company’s 2010 Annual Meeting are Felix Theeuwes, Simon X. Benito and Terrence F. Blaschke. You only elect one class of directors at each annual meeting. The other classes continue to serve for the remainder of their three-year terms. David R. Hoffmann and Jon S. Saxe, currently Class II directors, are nominees for re-election at the Annual Meeting. Each nominee has consented to serve an additional three-year term.

Vote Required

If a quorum is present, the two nominees within Class II receiving the highest number of affirmative votes of shares entitled to be voted for them will be elected as directors for the ensuing three years. Unless marked otherwise, proxies received will be voted FOR the election of each of the two nominees named held. If additional people are nominated for election as directors through the stockholder proposal process which includes written notification to the Company within specified time frames, the proxy holders intend to vote all proxies received by them in a way that will ensure that as many as possible of the nominees listed above are elected. If this happens, the specific nominees to be voted for will be determined by the proxy holders.

Continuing Directors

The names of our continuing directors, their ages as of April 28, 2008 and certain other information about them are set forth below:

Name	Age	Position
James E. Brown, D.V.M.	51	President, Chief Executive Officer and Director
Felix Theeuwes, D.Sc.	70	Chairman and Chief Scientific Officer
Simon X. Benito (2)(3)	63	Director
Terrence F. Blaschke, M.D. (3)	65	Director
Michael D. Casey (1)(3)	62	Director, Chairman of the Nominating and Governance Committee
Armand P. Neukermans, Ph.D. (1)	67	Director, Chairman of the Compensation Committee
David R. Hoffmann (1)(2)	63	Director, Chairman of the Audit Committee
Jon S. Saxe (1)(2)	71	Director

(1)	Member of the Compensation Committee
(2)	Member of the Audit Committee
(3)	Member of the Nominating & Corporate Governance Committee

James E. Brown, D.V.M. co-founded DURECT in February 1998 and has served as our President, Chief Executive Officer and a Director since June 1998. He previously worked at ALZA Corporation as Vice President of Biopharmaceutical and Implant Research and Development from June 1995 to June 1998. Prior to that, Dr. Brown held various positions at Syntex Corporation, a pharmaceutical company, including Director of Business Development from May 1994 to May 1995, Director of Joint Ventures for Discovery Research from April 1992 to May 1995, and held a number of positions including Program Director for Syntex Research and Development from October 1985 to March 1992. Dr. Brown holds a B.A. from San Jose State University and a D.V.M. (Doctor of Veterinary Medicine) from the University of California, Davis where he also conducted post-graduate work in pharmacology and toxicology.

Felix Theeuwes, D.Sc. co-founded DURECT in February 1998 and has served as our Chairman and Chief Scientific Officer since July 1998. Prior to that, Dr. Theeuwes held various positions at ALZA Corporation, including President of New Ventures from August 1997 to August 1998, President of ALZA Research and Development from 1995 to August 1997, President of ALZA Technology Institute from 1994 to April 1995 and Chief Scientist from 1982 to June 1997. Dr. Theeuwes holds a D.Sc. degree in Physics from the University of Leuven (Louvain), Belgium. He also served as a post-doctoral fellow and visiting research assistant professor in the Department of Chemistry at the University of Kansas and has completed the Stanford Executive Program.

Simon X. Benito has served as a director since April 2005. Mr. Benito is currently a director and chairman of the Audit Committee of Inovio Biomedical Corporation, a medical device company. From 1974 to 1999, Mr. Benito held various positions at Merck & Co Inc. including Senior Vice President, Vaccine Division from 1996 to 1999, Executive Vice President, Merck-Medco Managed Care from 1994 to 1996 and Executive Director and Vice President, Merck Human Health, Japan from 1986-1993. Mr. Benito was a Fellow of the Institute of Chartered Accountants in England and Wales from 1969 to 1999 until his retirement from Merck.

Terrence F. Blaschke, M.D. has served as a director since December 2006. Dr. Blaschke has served on the faculty of Stanford University since 1974 and is Professor of Medicine and Molecular Pharmacology (Active Emeritus) at the Stanford University School of Medicine. Dr. Blaschke held the position of Vice President of Methodology and Science at Pharsight Corporation from 2000 to 2002. Dr. Blaschke has served as an independent consultant working with a number of leading pharmaceutical and biotechnology companies. Dr. Blaschke was formerly a board member of Therapeutic Discovery Corporation and Crescendo Pharmaceuticals, two publicly-traded companies. He has also worked as a special government employee for the U.S. Food and Drug Administration (“FDA”) and has served as the chairman of the FDA’s Generic Drugs Advisory Committee.

Michael D. Casey has served as a director since March 2004. Mr. Casey was Chairman, President and Chief Executive Officer of Matrix Pharmaceuticals, Inc. from September 1997 until February 2002 when Matrix was acquired by Chiron Corporation. From November 1995 until September 1997, Mr. Casey was President, Retail and Specialty Products Divisions of Schein Pharmaceutical, Inc. Mr. Casey was President and Chief Operating Officer of Genetic Therapy, Inc. from June 1993 until November 1995. Mr. Casey held various positions at Johnson & Johnson companies over a twenty-five year period, including serving as President of McNeil Pharmaceutical from July 1989 to June 1993. Mr. Casey is currently a director of a number of biotechnology and pharmaceutical companies including Celgene Corporation, Allos Therapeutics, Inc., and AviBio Pharma, Inc.

Armand P. Neukermans, Ph.D. has served as a Director since March 2001. Dr. Neukermans founded Xros, Inc. in December 1996. Xros was acquired by and became a division of Nortel Networks in March 2000. Throughout and until June 2002, Dr. Neukermans held the position of Chairman and Chief Technical Officer at Xros. In October 1993, Dr. Neukermans founded Adagio Associates, a consulting firm in the area of instrumentation, metrology and microfabrication and currently serves as its President. From 1992 to 1993, Dr. Neukermans was Vice President, Systems Development at Teknekron TSDC. Between 1985 and 1992, Dr. Neukermans held various positions at Tencor Instruments including Vice President and Chief Technical Officer. From 1973 to 1985, Dr. Neukermans held various positions at Hewlett Packard Company, HP Labs, including Department Manager. Dr. Neukermans holds an Engineer’s Degree in Mechanical and Electrical Engineering from Louvain University, an M.S. in Electrical Engineering from Arizona State University and a Ph.D. in Applied Physics from Stanford University. Dr. Neukermans was named Silicon Valley Inventor of the Year in 2001.

David R. Hoffmann has served as a director since December 2002. Mr. Hoffmann is retired from ALZA Corporation (now a Johnson & Johnson company) where he held the positions of Vice President and Treasurer from 1992 to until his retirement in October 2002, Vice President of Finance from 1982 to 1992 and Director of Accounting/Finance from 1976 to 1982. Mr. Hoffmann is currently Chief Executive Officer of Hoffmann Associates, a multi-group company specializing in cruise travel and financial and benefit consulting, and a consultant of ALZA Corporation. Mr. Hoffmann holds a B.S. in Business Administration from the University of Colorado. Mr. Hoffmann is currently a director and chairman of the Audit Committee of Threshold Pharmaceuticals, a biotechnology company.

Jon S. Saxe has served as a director since September 2003. Mr. Saxe is currently a director of a number of biotechnology and pharmaceutical companies including PDL Biopharma (formerly Protein Design Labs, Inc.), Sciele, SciClone, InSite Vision, and several private companies. From January 1995 to May 1999, Mr. Saxe was President of Protein Design Labs. During 1999, he was an Executive-in-Residence at Institutional Venture Partners, a venture capital firm. Mr. Saxe was President of Saxe Associates, a biotechnology and pharmaceutical consulting firm, from May 1993 to December 1994. He served as President, Chief Executive Officer and as a director of Synergen, Inc., a biopharmaceutical company acquired by Amgen from October 1989 to April 1993. From August 1984 through September 1989, Mr. Saxe was Vice President, Licensing and Corporate Development at Hoffmann-LaRoche and also head of the patent law department and Associate General Counsel at the company from September 1978 through September 1989. Mr. Saxe received his B.S. in Chemical Engineering from Carnegie-Mellon University, a J.D. from George Washington University School of Law and an LL.M. from New York University School of Law.

There are no family relationships among any of the directors or executive officers of the Company.

The Board, Board Committees and Meetings

Corporate governance is typically defined as the system that allocates duties and authority among a company’s stockholders, board of directors and management. The stockholders elect the board and vote on extraordinary matters; the board is the company’s governing body, responsible for hiring, overseeing and evaluating management, particularly the Chief Executive Officer; and management runs the company’s day-to-day operations. Our Board of Directors currently consists of 8 directors.

“Independent” Directors.    Each of our directors other than Messrs. Theeuwes and Brown qualify as “independent” in accordance with the published listing requirements of NASDAQ. The NASDAQ independence definition includes a series of objective tests, such as that the director is not an employee of the company and has not engaged in various types of business dealings with the Company. In addition, as further required by the NASDAQ rules, the Board has made a subjective determination as to each independent director that no relationships exist which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the directors reviewed and discussed information provided by the directors and the company with regard to each director’s business and personal activities as they may relate to us and our management.

Board Responsibilities and Structure.    The primary responsibilities of the Board are oversight, counseling and direction to our management in the long-term interests of the Company and its stockholders. The Chief Executive Officer and management are responsible for seeking the advice and, in appropriate situations, the approval of the Board with respect to extraordinary actions to be undertaken by the Company.

The Board and its committees meet throughout the year on a set schedule, and also hold special meetings and act by written consent from time to time as appropriate. The Board has delegated various responsibilities and authority to different Board committees as described in this section of the proxy statement. Committees regularly report on their activities and actions to the full Board.

Board Committees and Charters.    The Board currently has, and appoints the members of, standing Audit, Compensation and Nominating & Corporate Governance Committees. Each of the Board committees has a written charter approved by the Board. Copies of each charter are available on our web site at www.durect.com under “About DURECT—Corporate Policies/Governance.”

Audit Committee.    The Audit Committee assists the Board in its general oversight of our financial reporting, internal controls and audit functions, and is directly responsible for the appointment, retention, compensation and oversight of the work of our independent registered public accounting firm. In 2007, the Audit Committee held five meetings. The responsibilities and activities of the Audit Committee are described in greater detail in the “Audit Committee Report.” At the end of the last fiscal year, the Audit Committee was composed of the following directors: Simon X. Benito, David R. Hoffmann and Jon S. Saxe. Mr. Hoffmann has served as Chairman of the Committee since September 2004.

Among other matters, the Audit Committee monitors the activities and performance of our external auditors, including the audit scope, external audit fees, auditor independence matters and the extent to which the independent registered public accounting firm may be retained to perform non-audit services. Our independent registered public accounting firm provides the Audit Committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and the Audit Committee discusses with the independent registered public accounting firm and management that firm’s independence.

In accordance with Audit Committee policy and the requirements of law, all services to be provided by Ernst & Young are pre-approved by the Audit Committee. Pre-approval includes audit services, audit-related services, tax services and other services. In its pre-approval and review of non-audit service fees, the Audit Committee considers, among other factors, the possible effect of the performance of such services on the auditor’s independence. To avoid certain potential conflicts of interest in maintaining auditor independence, the law prohibits a publicly traded company from obtaining certain non-audit services from its auditing firm.

As required by NASDAQ rules, the members of the Audit Committee each qualify as “independent” under special standards established for members of audit committees. The Audit Committee also includes at least one member who is determined by the Board to meet the qualifications of an “audit committee financial expert” in accordance with SEC rules. David R. Hoffmann is the director who has been determined by the Board of Directors to be the Audit Committee financial expert. Stockholders should understand that this designation is a disclosure requirement of the SEC related to Mr. Hoffmann’s experience and understanding with respect to certain accounting and auditing matters. The designation does not impose upon Mr. Hoffmann any duties, obligations or liability that are greater than are generally imposed on him as a member of the Audit Committee and the Board, and his designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of the Audit Committee or the Board.

Compensation Committee.    The Compensation Committee reviews and approves salaries, performance-based incentives and other matters relating to executive compensation, and administers our stock option plans, including reviewing and granting stock options to executive officers. The Compensation Committee also reviews and approves various other company compensation policies and matters. The Compensation Committee held three meetings in 2007. For more information, see the “Compensation Committee Report on Executive Compensation.” At the end of the last fiscal year, the Compensation Committee was composed of Michael D. Casey, David R. Hoffmann, Armand P. Neukermans, and Jon S. Saxe. Dr. Neukermans has served as Chairman of the Committee since March 2004. As required by NASDAQ rules, the members of the Compensation Committee each qualify as “independent” under special standards established for members of compensation committees.

Nominating & Corporate Governance Committee.    The Nominating & Corporate Governance Committee identifies, evaluates and recommends to the Board individuals, including individuals proposed by stockholders, qualified to serve as members of the Board and the nominees for election as directors of the Company at the next annual or special meeting of stockholders at which directors are to be elected. The Nominating & Corporate Governance Committee also identifies, evaluates and recommends to the Board individuals to fill any vacancies or newly created directorships that may occur between such meetings. The Nominating & Corporate Governance Committee also is responsible for preparing and recommending to the Board adoption of corporate governance guidelines, reviewing and assessing our Code of Ethics and overseeing and conducting an annual evaluation of the performance of the Board. The Nominating & Corporate Governance Committee held one meeting in 2007. At the end of the last fiscal year, the Nominating & Corporate Governance Committee was composed of Michael D. Casey, Simon X. Benito and Terrence F. Blaschke. Mr. Casey has served as Chairman of the Committee since April 2004. As required by NASDAQ rules, the members of the Nominating & Corporate Governance Committee each qualify as “independent” under special standards established for members of the Committee.

Criteria for Board Membership.    In recommending candidates for appointment or re-election to the Board, the Nominating & Corporate Governance Committee considers the appropriate balance of experience, skills and characteristics required of the Board of Directors, and seeks to insure that at least a majority of the directors are independent under the NASDAQ rules, and that members of the Company’s Audit Committee meet the financial literacy and sophistication requirements under the NASDAQ rules and at least one of them qualifies as an “audit committee financial expert” under the rules of the SEC. Nominees for director are selected on the basis of their depth and breadth of experience, integrity, ability to make independent analytical inquiries, understanding of the Company’s business environment, and willingness to devote adequate time to Board duties.

Stockholder Nominees.    The Nominating & Corporate Governance Committee will consider written proposals from stockholders for nominees for director. Any such nominations should be submitted to the Nominating & Corporate Governance Committee c/o Jean Liu, Senior Vice President, General Counsel and Secretary, 2 Results Way, Cupertino, CA 95014 and should include the following information: (a) all information relating to such nominee that is required to be disclosed pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) the names and addresses of the stockholders making the nomination and the number of shares of the Company’s common stock which are owned beneficially and of record by such stockholders; and (c) appropriate biographical information and a statement as to the qualification of the nominee, and should be submitted in the time frame described in the Bylaws of the Company and under the caption “Stockholder Proposals for 2009 Annual Meeting” above.

Process for Identifying and Evaluating Nominees.    The Nominating & Corporate Governance Committee believes the Company is well-served by its current directors. In the ordinary course, absent special circumstances or a material change in the criteria for Board membership, the Nominating & Corporate Governance Committee will renominate incumbent directors who continue to be qualified for Board service and are willing to continue as directors. If an incumbent director is not standing for re-election, or if a vacancy on the Board occurs between annual stockholder meetings, the Nominating & Corporate Governance Committee will seek out potential candidates for Board appointment who meet the criteria for selection as a nominee and have the specific qualities or skills being sought. Director candidates will be selected based on input from members of the Board, senior management of the Company, stockholder nominations, and, if the Nominating & Corporate Governance Committee deems appropriate, a third-party search firm. The Nominating & Corporate Governance Committee will evaluate each candidate’s qualifications and check relevant references; in addition, such candidates will be interviewed by at least one member of the Nominating & Corporate Governance Committee. Candidates meriting serious consideration will then meet with the members of the Board. Based on this input, the Nominating & Corporate Governance Committee will evaluate which of the prospective candidates is qualified to serve as a director and whether the committee should recommend to the Board that this candidate be appointed to fill a current vacancy on the Board, or presented for the approval of the stockholders, as appropriate.

Attendance at Board, Committee and Annual Stockholders’ Meetings.    During the last fiscal year (the period from January 1, 2007 through December 31, 2007), the Board met six times. All directors are expected to attend each meeting of the Board and the committees on which they serve, and are also strongly encouraged to attend our annual meeting of stockholders. Each director attended at least 75% of all Board and applicable committee meetings during the fiscal year 2007. All directors attended our 2007 annual meeting of stockholders.

Communications from Stockholders to the Board.    The Board recommends that stockholders initiate any communications with the Board in writing and send them c/o the Company’s Secretary, Jean Liu. Stockholders can send communications by e-mail to jean.liu@durect.com, by fax to (408) 777-3577 or by mail to Jean Liu, Senior Vice President, General Counsel and Secretary, DURECT Corporation, 2 Results Way, Cupertino, California 95014. This centralized process will assist the Board in reviewing and responding to stockholder communications in an appropriate manner. The name of any specific intended Board recipient should be noted in the communication. The Board has instructed the Secretary to forward such correspondence only to the intended recipients; however, the Board has also instructed the Secretary, prior to forwarding any correspondence, to review such correspondence and, in her discretion, not to forward certain items if they are deemed of a commercial or frivolous nature or otherwise inappropriate for the Board’s consideration. In such cases, some of that correspondence may be forwarded elsewhere in the Company for review and possible response.

Code of Ethics

In December 2003, the Board approved an amended Code of Ethics applicable to all of our employees, officers and directors. The purpose of the Code of Ethics is to deter wrongdoing and among other things, promote compliance with applicable laws, fair dealing, proper use and protection of Company assets, prompt and accurate public company reporting, reporting of accounting complaints or concerns and avoidance of conflicts of interest and usurpation of corporate opportunity.

Our Code of Ethics can be found on our corporate website at www.durect.com under “About DURECT—Corporate Policies/Governance.” If the Company makes any substantive amendments to the Code of Ethics or grants any waiver from a provision of the Code of Ethics to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver by a method selected by the Board of Directors and in conformity with applicable SEC and NASDAQ rules.

Whistleblower Policy

In December 2003, in compliance with Section 301 of the Sarbanes-Oxley Act, the Audit Committee of the Board of Directors established procedures for the receipt, retention, and treatment of complaints received by the company regarding accounting, internal accounting controls, or auditing matters, and confidential, anonymous employee submissions of concerns regarding questionable accounting or auditing matters (Whistleblower Policy). Our Whistleblower Policy can be found on our corporate website at www.durect.com under “About DURECT—Corporate Policies/Governance.”

Recommendation of the Board:

THE BOARD RECOMMENDS A VOTE FOR

THE ELECTION OF ALL NOMINEES NAMED ABOVE.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee has recommended, and the Board has approved, the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year 2008. Ernst & Young LLP has served as our independent registered public accounting firm since 1998. In the event that ratification of this selection of auditors is not approved by a majority of the shares of Common Stock voting at the Annual Meeting in person or by proxy, the Board will review its future selection of auditors.

A representative of Ernst & Young LLP is expected to be present at the Annual Meeting. This representative will have an opportunity to make a statement and will be available to respond to appropriate questions.

Recommendation of the Board:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR

RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY’S

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR 2008

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information concerning the beneficial ownership of the shares of our common stock as of April 28, 2008 by:

•	each person who is known by us to beneficially own more than 5% of our common stock;

•	each of our directors;

•	each of the named executive officers; and

•	all of our directors and executive officers as a group.

The number and percentage of shares beneficially owned are based on 74,145,556 shares of common stock outstanding as of April 28, 2008. Beneficial ownership is determined under the rules and regulations of the SEC. Shares of common stock subject to options, warrants and conversion privileges that are currently exercisable or exercisable within 60 days of April 28, 2008 are deemed to be outstanding and beneficially owned by the person holding the options, warrants or convertible securities for the purpose of computing the number of shares beneficially owned and the percentage ownership of that person, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table, and subject to applicable community property laws, these persons have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.

Name and Address	Amount and Nature of Beneficial Ownership	Percent of Common Stock
Holders of 5% or more of our common stock

Zesiger Capital Group LLC (1) 320 Park Avenue, 30th Floor New York, NY 10022	6,680,400	9.0%

ALZA Corporation 1900 Charleston Road Mountain View, CA 94043	6,600,000	8.9

Zazove Associates, LLC (2) 1001 Tahoe Blvd. Incline Village, NV 89451	6,065,711	7.7

Gagnon Securities LLC (3) 1370 Ave. of the Americas, Suite 2400 New York, NY 10019	4,165,416	5.6

Ironwood Investment Management, LLC (4) 21 Custom House Street, Suite 240 Boston, MA 02110	3,779,990	5.1

Directors and named executive officers
James E. Brown, D.V.M. (5)	3,120,780	4.2
Felix Theeuwes, D.Sc. (6)	2,623,251	3.5
Matthew J. Hogan (7)	84,500	*
Peter Langecker, M.D., Ph. D. (8)	120,594	*
Su Il Yum, Ph. D. (9)	436,286	*
Simon X. Benito (10)	85,000	*
Terrence F. Blaschke, M.D (11).	30,000	*
Michael D. Casey (12)	82,000	*
David R. Hoffmann (13)	100,000	*
Armand P. Neukermans, Ph.D. (14)	187,250	*
Jon S. Saxe (15)	114,000	*
All executive officers and directors as a group (13 persons) (16)	7,725,852	10.0

*	Less than 1% of the outstanding shares of common stock. Except as otherwise noted, the address of each person listed in the table is c/o DURECT Corporation, 2 Results Way, Cupertino, California 95014.
(1)	Based upon a Schedule 13G/A filed by Zesiger Capital Group LLC on February 11, 2008, in which Zesiger Capital Group LLC reported that Zesiger Capital Group LLC had sole voting power over 4,893,100 of such shares and sole dispositive power over 6,680,400 of such shares. Albert L. Zesiger, one of our former directors, is a principal of this company. Mr. Zesiger, in his capacity as a principal, has investment power with respect to these shares and voting power over 4,893,100 shares but disclaims beneficial ownership with respect hereto.
(2)	Based upon a Schedule 13G filed by Zazove Associates, LLC on January 31, 2008, in which Zazove Associates, LLC reported that Zazove Associates LLC had sole voting and dispositive power over 6,065,711 of such shares (which includes 1,836,347 shares held by Zazove Associates, LLC and 4,229,364 shares issuable upon the conversion of DURECT Corporation Convertible Debentures Due June 15, 2008 held by Zazove Associates, LLC).
(3)	Based upon a Schedule 13G filed by Gagnon Securities LLC on March 26, 2008, in which Gagnon Securities LLC reported that Gagnon Securities LLC had sole voting and dispositive power over 4,165,416 of such shares.
(4)	Based upon a Schedule 13G/A filed by Ironwood Investment Management, LLC on February 14, 2008, in which Ironwood Investment Management, LLC reported that Ironwood Investment Management, LLC had sole voting and dispositive power over 3,779,990 of such shares.
(5)	Includes 1,828,530 shares held by James E. Brown, and 560,000 shares held by the James & Karen Brown 1998 Trust U/A. Also includes 732,250 shares issuable upon exercise of options exercisable within 60 days of April 28, 2008.
(6)	Includes 11,000 shares held by Felix Theeuwes, and 1,988,501 shares held by the Felix and Marie-Therese Theeuwes Family Trust. Also includes 623,750 shares issuable upon exercise of options exercisable within 60 days of April 28, 2008.
(7)	Includes 2,000 shares held by Matthew J. Hogan, and 10,000 shares held by the Matthew and Maureen Trust U/A dated March 12, 1999. Also includes 72,500 shares issuable upon exercise of options exercisable within 60 days of April 28, 2008.
(8)	Includes 800 shares held by Peter Langeker. Also includes 119,794 shares issuable upon exercise of options exercisable within 60 days of April 28, 2008.
(9)	Includes 41,816 shares held by Su Il Yum. Also includes 394,470 shares issuable upon exercise of options exercisable within 60 days of April 28, 2008.
(10)	Includes 15,000 shares held by Simon X. Benito. Also includes 70,000 shares issuable upon exercise of options exercisable within 60 days of April 28, 2008.
(11)	Includes 30,000 shares issuable to Terrence F. Blaschke upon exercise of options exercisable within 60 days of April 28, 2008.
(12)	Includes 82,000 shares issuable to Michael D. Casey upon exercise of options exercisable within 60 days of April 28, 2008.
(13)	Includes 48,000 shares held by David R. Hoffmann and Judy A. Hoffmann in trust for the benefit of Alec D. Hoffmann and Todd L. Hoffmann. Also includes 52,000 shares issuable upon exercise of options exercisable within 60 days of April 28, 2008.
(14)	Includes 75,000 shares held by Neukermans Family Trust and 1,250 shares held by Armand P. Neukermans. Also includes 111,000 shares issuable upon exercise of options exercisable within 60 days of April 28, 2008.
(15)	Includes 20,000 shares held by the Jon S. Saxe and Myrna G. Marshall 1997 Trust. Also includes 94,000 shares issuable upon exercise of options exercisable within 60 days of April 28, 2008.
(16)	Includes an aggregate of 2,934,828 shares issuable pursuant to the exercise of outstanding stock options exercisable within 60 days of April 28, 2008.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation Committee (for purposes of this analysis, the “Committee”) of the Board has responsibility for establishing, implementing and continually monitoring adherence with the Company’s compensation practices. The Committee makes all compensation decisions for the Company’s Chief Executive Officer (the “CEO”) and Chief Financial Officer (“CFO”), as well as the other individuals included in the Summary Compensation Table below (the “Named Executive Officers” or “NEOs”) and all Vice Presidents of the Company. In this proxy, we refer to those persons as our “Officers.”

Philosophy and Elements

All of our compensation programs are designed to attract and retain key employees, motivating them to achieve and rewarding them appropriately for their performance. Different programs are geared to short and longer-term performance with the goal of increasing stockholder value over the long term. Executive compensation programs impact all employees by setting general levels of compensation and helping to create an environment of goals, rewards and expectations. Because we believe the performance of every employee is important to our success, we consider the effect of executive compensation and incentive programs on all of our employees.

We believe that the compensation of our Officers should reflect the extent of their success as a management team and in addition, their individual performance, in attaining key operating objectives, such as advancing our product pipeline, entering into strategic collaborative agreements and maintaining our financial strength, and ultimately, increasing stockholder value. We believe that the performance of the Officers in managing our company, considered in light of general economic and specific company, industry and competitive conditions, should be the basis for determining their overall compensation. We also believe that their compensation should not be based on the short-term performance of our stock, whether favorable or unfavorable, but rather that the price of our stock will, in the long-term, reflect our operating performance, and ultimately, the management of the company by our Officers. We seek to have the long-term performance of our stock reflected in executive compensation through our stock option and other equity incentive programs.

Elements of compensation for our executives include: salary, bonus, stock incentive awards and perquisites. We choose to pay each element of compensation in order to attract and retain the necessary executive talent, reward performance and provide incentive for their balanced focus on long-term strategic goals as well as short-term performance. The amount of each element of compensation is determined by or under the direction of the Committee, which uses the following factors to determine the amount of salary and other benefits to pay each executive:

•	performance against corporate and individual objectives for the previous year;

•	difficulty of achieving desired results in the coming year and years to follow;

•	value of their unique skills and capabilities to support long-term performance of the Company;

•	performance of their general management responsibilities;

•	contribution as a member of the executive management team; and

•	compensation paid by companies deemed by the Committee to be comparable to the Company.

These elements fit into our overall compensation objectives by helping to secure the future potential of our products and operations, continuing to meet our business objectives, providing proper compliance and regulatory guidance, and helping to create an effective and cohesive team. Our policy for allocating between long-term and currently paid compensation is to ensure adequate base compensation to attract and retain personnel, while providing incentives to maximize long-term value for our company and our stockholders. Likewise, we provide cash compensation in the form of base salary to meet competitive salary norms and reward performance on an annual basis and in the form of bonus compensation to reward superior performance against specific annual goals. We provide non-cash compensation (i.e., stock options) to reward superior performance against specific objectives and long-term strategic goals. Our compensation package for Officers for fiscal 2007 ranges from 55% to 59% in cash compensation and 41% to 45% in non-cash compensation, including benefits and equity-related awards. We believe that this formula is competitive within the marketplace and appropriate to fulfill our stated policies. There is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. Rather, the Committee reviews information from relevant peer companies, and such other information as it considers appropriate, to determine the appropriate level and mix of incentive compensation.

Setting Officer Compensation

Process

At one or more meetings at the end of each fiscal year (usually in December) or in the beginning of the following fiscal year (usually January), the Committee reviews the performance of the Company during the fiscal year against established corporate objectives, individual Officer performance and history of all the elements of each Officer’s total compensation in comparison with the compensation of executive officers in an appropriate peer group as described below. After due consideration of the foregoing, the Committee:

•	sets the base salaries for our Officers for the following fiscal year;

•	approves individual Officer bonus payments for performance for the prior fiscal year;

•	approves stock options that will be granted to each Officer for performance for the prior fiscal year;

•	adopts the management incentive plan (including objectives and weighting) for the following fiscal year; and

•	decides upon general compensation guidelines and overall salary, bonus and stock option budgets for all employees.

The specific basis for the determination of base salaries, bonuses and stock option grants to Officers is detailed below.

Role of Executive Officers

The CEO and the Chairman and Chief Scientific Officer (the “CSO”) annually review the performance of each Officer (other than the CEO and CSO whose performance is reviewed by the Committee) with the assistance and input from our head of Human Resources. The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments and annual award amounts, are presented to the Committee. Officers, other than the CEO and the CSO, are not present at the time of these deliberations. The Committee can exercise its discretion in modifying any recommended adjustments or awards to executives and ultimately makes the final decision with respect to the compensation of all the Officers. The CEO and the CSO are not present during the Committee’s deliberations and discussion on their individual compensation.

Benchmarking

In setting the base salaries of the Officer for fiscal year 2007, the Committee primarily relied on the 2006 Radford Biotechnology Survey (the “2006 Radford Survey”) for benchmarking information with respect to the base salaries of officers holding comparable positions. Radford’s suite of surveys provides individual incumbent data, by position, for base salary and cash and equity incentives aggregated from participating Northern California companies, institutions and universities engaged in the pharmaceutical, biotech, medical device, diagnostic and other life sciences industries. We provide data for, and purchase, an updated survey each year.

To benchmark our Officer cash bonuses and equity awards for performance in fiscal 2007 and the base salaries for fiscal year 2008, the Committee reviewed compensation information as reported in the definitive proxies for fiscal year 2006 from the following public life sciences companies: Acadia Pharmaceuticals, Acorda Therapeutics, Alexza Pharmaceuticals, Arena Pharmaceuticals, Cadence Pharmaceuticals, Cytokinetics, Halozyme Therapeutics, Jazz Pharmaceuticals, Maxygen, Nastech Pharmaceutical Company, Noven Pharmaceuticals, Pain Therapeutics, Pozen, Somanetics Corporation and Vivus (the “Peer Companies”). The Committee selected the Peer Companies as a relevant comparison group for the Company based on various criteria including similarity of business, employee headcount, market capitalization and revenue. Where such source did not provide sufficient information with respect to the bonus and equity compensation of certain officer positions, the Committee used compensation information from The Radford Global Life Sciences Survey (2007) (the “2007 Radford Survey”) as a supplement. The Committee took into consideration the summarized compensation data from the Peer Companies along with the data from the 2007 Radford Survey when setting base salaries applicable for fiscal year 2008 and the cash bonuses and stock options awards to the Officers for performance in fiscal 2007.

Base Salary

It is the goal of the Committee to establish salary compensation for our Officers that is competitive with comparable peer companies. In setting Officer base salaries for fiscal 2007 (which was set in January 2007), the Committee reviewed the salary compensation of officers with comparable qualifications, experience and responsibilities as reported in the 2006 Radford Survey. It is not our policy to pay our CEO or other Officers at the highest level relative to their respective counterparts at peer companies. The Committee generally targets compensation for the Officers at the 50 th percentile of compensation paid to similarly situated executives at the Peer Companies. Variations to this objective may occur as dictated by the experience level of the individual and market factors. We believe that this gives us the opportunity to attract and retain talented managerial employees both at the senior executive level and below, yet conserves our financial resources to the benefit of our shareholders. For fiscal year 2008, the base salaries of the CEO and the CSO were increased by 5% from the base salaries of those Officers in fiscal year 2007. For fiscal year 2007, the base salaries of the CEO and the CSO were increased by 4% from the base salaries of those Officers in fiscal year 2006. The Committee determined that these salary increases operated to maintain our Officer base salaries at about the 50th percentile of compensation paid to similarly situated executives at the Peer Companies (or as reported in the Radford Survey).

Bonus (Non-Equity Incentive Plan Compensation)

The cash bonus element of our executive compensation is designed to reward our Officers for the achievement of shorter-term corporate goals, measurable on an annual basis, as well as, with certain exceptions noted below for the CEO and CSO, individual Officer performance. Our process for determining the bonus element of our Officer compensation for fiscal year 2007 performance is set forth below, which is the same process we followed in determining Officer bonuses for fiscal year 2006 performance.

In setting the target bonus for which each Officer would be eligible for fiscal 2007 performance, the Committee reviewed the data from the Peer Companies (and the 2007 Radford Survey where applicable) with respect to the bonuses of officers with comparable qualifications, experience and responsibilities at companies in their recommended peer groups. Based on the foregoing, for performance in fiscal year 2007, the Committee set the target bonus for the CEO and CSO at 50% of such individual’s base salary, and for all other Officers at 30% of such individual’s base salary. The two factors used by the Committee to determine the amount out of the target amount to be awarded to any individual Officer other than the CEO and CSO are the individual performance of such Officer during the relevant fiscal year and the performance of the Company as a whole against pre-set corporate objectives for such fiscal year (the “Corporate Objectives”).

The Corporate Objectives for each fiscal year are typically established by the Committee in consultation with the Officers at the end of the previous fiscal year or no later than the first quarter of such fiscal year. The Corporate Objectives comprise product development, financial, business development and operational goals with varying degrees of difficulty and have associated target dates for accomplishment. Each objective is weighted based on the importance of the accomplishment of the objective to the overall value of the Company. At the end of each fiscal year, the Committee makes a determination of the overall percentage of the Corporate Objectives accomplished by the Company as a whole during the fiscal year. The Committee exercises its reasonable discretion in determining the percentage of Corporate Objective accomplished by the Company, including, for example taking into account the achievement of any listed objective above expectations or the accomplishments of the Company that were not listed in the Corporate Objectives. For fiscal year 2007, the Committee determined that the overall percentage of Corporate Objectives accomplished by the Company as a whole was equal to 85%. The Committee believes that the accomplishments of the Company as a whole are an important measure of the performance of all of our Officers, including the effectiveness of their leadership and teamwork. In particular, the percentage of the total eligible amount that is finally awarded to the CEO and CSO as a bonus is based entirely on the Company’s overall performance and accomplishment of the Corporate Objectives because the Committee believes that the paramount duty of these individuals is leadership. Thus, the bonus awarded to the CEO and the CSO for fiscal year 2007 was computed by multiplying 85% (the percentage determined by the Committee based on Corporate Objectives accomplished and the Company’s overall performance) by 50% of the CEO or CSO’s base salary in fiscal year 2007 (the target bonus amount that such individual is eligible to receive as set by the Committee). The Company’s accomplishment of the Corporate Objectives and overall performance determines half of the bonus awarded to each Officer other than the CEO or CSO; the other half of the bonus is determined by such Officer’s individual performance.

The individual performance of each Officer, except for the CEO and CSO, is assessed as part of an annual written performance appraisal performed typically at the end of each fiscal year. At a meeting at the end of each fiscal year, each Officer, together with his or her supervisor (e.g., the CEO or CSO), agrees upon a written set of objectives for the following fiscal year pertinent to the Officer individually (which includes goals for the functional area or business managed by such Officer). The supervisor also assesses the accomplishments of the Officer in such fiscal year against the applicable pre-established objectives for that Officer in such year, and arrives at a percentage of goals accomplished. In general, the bonus of each Officer other than the CEO or CSO is determined as follows:

Bonus Amount = 50% * (A% + B%) * 30% * Base Salary

A =	the percentage of personal objectives accomplished by the Officer as determined by the Officer’s supervisor

B =	the percentage of Corporate Objectives accomplished and overall performance by the Company as determined by the Committee

Notwithstanding the general practice with respect to determination of Officer bonuses set forth above, the Committee does, on a case-by-case basis and from time-to-time, award an extra bonus to any one or more Officers that the Committee deems to have provided exceptional performance to the Company and its shareholders during the course of the year. In fiscal year 2007, the Committee awarded extra cash bonuses to three of our Officers (including an extra award in the amount of $9,241 to Peter Langecker, our Chief Medical Officer) for their exceptional work delivered in achieving the Phase IIb clinical trial results for our POSIDUR program.

Equity Incentive Program

We intend that our equity incentive program is the primary vehicle for offering long-term incentives and rewarding our Officers and key employees. We also regard our equity incentive program as a key retention tool. This is a very important factor in our determination of the type of award to grant and the number of underlying shares that are granted in connection with that award. Because of the direct relationship between the value of an option and the market price of our common stock, we have always believed that granting stock options is the best method of motivating the Officers to manage our company in a manner that is consistent with the interests of our company and our stockholders. It is our typical practice to grant stock options to our Officers and all employees annually in connection with our Company’s annual employee performance appraisal.

At the same meeting(s) during which the Committee determines our Officer base salaries for the following fiscal year and bonuses for performance in the previous fiscal year the Committee also determines the ranges of stock options for which our Officers are eligible by rank. The Committee sets these ranges after consideration of (a) the value of equity incentive awards of officers with comparable qualifications, experience and responsibilities at the Peer Companies and (b) the dilution that would be created by the stock options awards for that fiscal year (the “Burn Rate”). The Committee’s general philosophy is that the value of our equity incentive awards to our Officers should be competitive with the Peer Companies subject to the Company maintaining a Burn Rate for its equity incentive programs that is not overly dilutive to our stockholders and comparable to other companies in the Peer Group. For our annual stock option grant in connection with the Company’s fiscal year 2006 performance appraisal, the date of grant which was January 11, 2007, the Committee targeted a Burn Rate (computed as total shares subject to option grants to all employees including Officers for the entire fiscal year divided by total outstanding shares as of December 31, 2006) of approximately 3.5%. For our annual stock option grant in connection with the Company’s fiscal year 2007 performance appraisal, the date of grant which was January 18, 2008, the Committee targeted a Burn Rate (computed as total shares subject to option grants to all employees including Officers for the entire fiscal year divided by total outstanding shares as of December 31, 2007) of approximately 3.8%. The number of shares underlying option grants to the CEO and CSO for performance for fiscal year 2007 was the same as the number of shares underlying option grants to the CEO and CSO for performance for fiscal year 2006. The number of shares underlying option grants to other Officers for performance for fiscal year 2007 was slightly higher than the number of shares underlying option grants to such other Officers for performance for fiscal year 2006 since the Company increased the number of shares underlying option grants for Officers ranked Senior Vice President and above. The two factors used by the Committee to determine the specific number of shares underlying any stock option grant to any individual Officer other than the CEO and the CSO are the individual performance of such Officer during the relevant fiscal year and the performance of the Company as a whole against the Corporate Objectives. As with bonuses, the specific number of shares underlying the stock option grants to our CEO and CSO is determined solely based on the performance of the Company as a whole against the Corporate Objectives.

Perquisites

Except as otherwise described hereunder, our Officers are entitled to no benefits that are not otherwise available to all of our employees. In this regard it should be noted that we do not provide pension arrangements (other than our 401(k) plan), post-retirement health coverage, or similar benefits for our Officers or employees.

The perquisites we provided in fiscal 2007 are as follows: We provide life insurance to all employees (including Officers) with a limit equal to three times the employee’s salary (up to $250,000 of insurance per employee). The premium on up to $50,000 of the life insurance is treated as taxable income and is reported on W-2 forms of all employees. In addition, we provide medical, dental and vision insurance, accidental death and dismemberment insurance, short-term and long-term disability insurance to all employees. We pay for approximately 87%, 90% and 100% of the total premium for medical, dental and vision insurance respectively and 100% for accidental death and dismemberment insurance, short-term and long-term disability insurance. Our Officers, as with our employees, are eligible to participate in our 2000 Employee Stock Purchase Plan.

Post-Employment Compensation

Pension Benefits

We do not provide pension arrangements or post-retirement health coverage for our executives or employees. Our executive officers, as with all eligible employees, are eligible to participate in our 401(k) plan. We do not provide matching contributions for any of our employees including our Officers.

Nonqualified Deferred Compensation

We do not provide any nonqualified deferred contribution or other deferred compensation plans.

Other Post-Employment Payments

All of our employees, including our Officers, are employees-at-will and as such do not have employment contracts with us. We also do not provide post-employment health coverage or other benefits, except in connection with the change of control agreements, details of which are included below under “Change of Control Agreements.”

Stock Option Practices

Overview

It is our practice to grant stock options to all employees of our Company. Stock options award levels are determined based on market data and vary among individuals based on their positions within the Company and their individual performance. Stock Options are generally granted in connection with:

•	the hiring of employees (including Officers);

•	the promotion of employees (including Officers);

•	the annual performance appraisal of employees (including Officers); and

•	rewarding certain employees (including Officers) for exceptional accomplishments.

We also, from time-to-time, and on an infrequent basis, grant stock options to certain consultants with specialized skills who provide important services to us. All of our stock options are granted under and pursuant to the terms of our 1998 Stock Option Plan and 2000 Stock Plan as most recently amended on April 14, 2005 (the “Plan”).

In March 2007, the Committee evaluated our practices for granting stock options in view of current laws, regulations and best practices and for promoting administrative efficiency, and adopted written guidelines therefor (the “Guidelines”). Except with respect to the timing of stock option grants to newly hired employees described below, the Guidelines did not significantly change our previous stock option practices. Where relevant, changes to our previous practices made by our Guidelines are noted below.

Authority

The Board has delegated the authority to grant stock options under specified terms and conditions to a committee consisting of our CEO, CSO and CFO (the “Officer Committee”) in connection with the hiring and promotion of non-Officer employees and the rewarding of non-Officer employees for exceptional performance. Other than as expressly delegated by the Committee or the Board in accordance with the Plan, the authority to grant stock options and other equity compensation resides exclusively with the Committee or the Board. In particular, the Committee or the Board has the exclusive authority to grant stock options to Directors and Officers.

Timing of Grants

For fiscal year 2006 and previous years, it has been our practice to grant newly hired employees including Officers stock options effective on the first day of such individual’s employment with us. Options to newly hired Officers were approved by action of our Board or the Committee by meeting or unanimous written consent prior to and granted effective as of the first day of employment of such Officer, typically at the same time as the ratification of their employment. Options to newly hired employees who were not Officers and where the number of shares underlying the stock option grant did not exceed 50,000 shares were granted by unanimous written consent of the Officer Committee on the first day of employment of such employee. Since the adoption of the Guidelines by the Committee in March 2007, it has been our practice to grant stock options to newly hired employees other than Officers in any month effective on the tenth business day of the subsequent calendar month of their hire, and the Officer Committee shall meet or act by unanimous written consent on or before the tenth business day of the calendar month to approve the option grants to be made on the tenth business day of the calendar month. The change to our previous practices was made in order to ease the administrative burden to the Officer Committee and human resources and stock administration personnel. We intend to continue our practices as described above with respect to the granting of stock options to newly hired Officers.

Annual grants of stock options to our employees and Officers are made usually in January or February of each year after the conclusion of our annual company-wide performance appraisal of all employees for the previous fiscal year. Even though the Committee may complete the evaluation of the performance of Officers prior to the completion of the performance appraisal process for the entire company, it has been our practice in the last four years to grant the stock options to Officers simultaneously with the grant of stock options to our employees.

Other than as described above with respect to newly hired employees, it is our practice to grant stock options (e.g., in connection with promotions, rewarding exceptional accomplishments and to consultants) effective on the date of the Board, Committee or Officer Committee’s action by meeting or unanimous written consent.

We do not have a policy that precludes the granting of stock options when the Company or the Board is in possession of material nonpublic information or at certain periods in relation to our earnings releases. Although our Committee has considered whether such a policy would be advisable, the Committee does not feel that adoption of such policy is warranted at present since stock options are granted by the Company based on timelines in the normal course of business independent of the occurrence of these types of events (e.g., at a pre-established date each month for newly hired employees, on the first date of employment for newly hired Officers or upon the completion of the Company’s annual performance appraisal with respect to the annual grant). The Committee will periodically review the need for any such type of policy on timing, but at present, reserves the right to grant stock options at any time consistent with our policies, the Plan and applicable laws and regulation.

Exercise Price and Other Terms

The exercise price for stock options granted by us is the fair market value of our common stock as defined in the Plan, which is the closing price on the day of the grant of our common stock on the Nasdaq Global Market. Stock options granted to our employees (including Officers) typically have a term of 10 years and vest at a rate of 25% on each anniversary of the date of grant, although, on an infrequent basis, our Board or Committee have granted stock options to employees (including Officers) with different vesting patterns consistent with the Plan. The term and vesting of options granted to consultants vary depending on the circumstances.

Hedging and Stock Ownership Policies

Our insider trading policy provides that all employees and Officers may not engage in any transactions that suggest speculation in our stock (that is, an attempt to profit in short-term movements, either increases or decreases, in the stock price). The policy notes that many “hedging” transactions, such as “collar” transactions, contingent or forward sales, and other similar or related arrangements, are prohibited. Specifically, our insider trading policy precludes any employee or Officer from engaging in any “short” sale, “sale against the box” or any equivalent transaction involving the Company’s stock (or the stock of any of the Company’s business partners in any of the situations described above).

We do not have a stock ownership policy.

Tax and Accounting Implications

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally disallows a tax deduction to public companies for compensation in excess of $1 million paid during a single year to the corporation’s chief executive officer and four other most highly paid executive officers. Qualifying performance-based compensation will not be subject to the deduction limitation if certain requirements are met. We periodically review the potential consequences of Section 162(m) and may structure the performance-based portion of our executive compensation to comply with certain exemptions in Section 162(m). However, we reserve the right to use our judgment to authorize compensation payments that do not comply with the exemptions in Section 162(m) when we believe that such payments are appropriate and in the best interests of the stockholders, after taking into consideration changing business conditions or the officer’s performance.

Nonqualified Deferred Compensation

On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, changing the tax rules applicable to nonqualified deferred compensation arrangements. Final regulations under Section 409A of the Code were released in April 2007. While we believe that we have been operating any arrangements that might be deemed to be deferred compensation arrangements in good faith compliance with Section 409A and available guidance thereunder since January 1, 2005, we intend to review existing arrangements in light of the final regulations during the course of 2008.

Accounting for Stock-Based Compensation

Beginning on January 1, 2006, the Company began accounting for stock-based payments including its Stock Option Program and Employee Stock Purchase Plan in accordance with the requirements of FASB Statement 123(R) (“FAS123(R)”).

COMPENSATION OF EXECUTIVE OFFICERS

The following table shows for the fiscal years ended December 31, 2007 and 2006, compensation awarded to or paid to, or earned by, the Company’s Chief Executive Officer, Principal Financial Officers and its three other most highly compensated executive officers at December 31, 2007 (the “Named Executive Officers” or NEOs).

In 2007 and 2006, we did not grant any stock awards and we do not currently offer pension or nonqualified deferred compensation plans.

Summary Compensation Table for Fiscal 2007

Name and Principal Position	Year	Salary ($)		Bonus (1)($)	Option Awards (2)($)		Non-Equity Incentive Plan Compensation (3)($)		All Other Compensation (4)($)		Total ($)
James E. Brown, D.V.M (5) President and Chief Executive Officer	2007 2006	$ $	431,340 414,750	— —	$ $	486,483 421,387	$ $	183,320 146,977	$ $	13,765 15,004	$ $	1,114,908 998,119

Matthew J. Hogan (6) Chief Financial Officer	2007 2006	$ $	253,041 77,724	— —	$ $	237,136 44,394	$ $	70,219 20,385	$ $	13,765 3,899	$ $	574,161 146,402

Felix Theeuwes, D.Sc. (7) Chairman and Chief Scientific Officer	2007 2006	$ $	442,260 425,250	— —	$ $	486,661 423,190	$ $	187,961 150,698	$ $	10,477 11,293	$ $	1,127,359 1,010,431

Peter Langecker, M.D., Ph.D. (8) Chief Medical Officer	2007 2006	$ $	308,022 200,000	— —	$ $	263,500 122,418	$ $	94,717 73,773	$ $	12,037 8,291	$ $	678,276 404,482

Su Il Yum, Ph.D. (9) Executive Vice President, Pharmaceutical Systems R&D	2007 2006	$ $	290,000 264,000	— —	$ $	284,500 224,316	$ $	80,475 70,786	$ $	10,477 11,196	$ $	665,452 570,299

(1)	The Company’s cash bonuses are paid under an incentive plan and therefore are reported in the column “Non-Equity Incentive Plan Compensation”.
(2)	Represents compensation expense recognized in accordance with FAS123(R) relating to outstanding option awards. The compensation expense, which does not take into account any estimated forfeitures, is based on the grant-date fair value of each stock option grant. For more information, please see Note 11 of the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2007 regarding assumptions underlying the valuation of equity awards.
(3)	Represent the amounts earned in 2006 and 2007 but paid in January 2007 and January 2008, respectively. For a description of the non-equity incentive plan see discussion following “Grants of Plan Based Awards in 2007.”
(4)	Includes amounts associated with insurance premiums paid by the Company for Accidental Death and Dismemberment (AD&D), Life, Medical, Dental, Vision, short-term and long-term disability insurance, which are available to all employees.
(5)	As of January 1, 2008, Dr. Brown’s annual salary was increased to $452,907.
(6)	Mr. Hogan was appointed as the Company’s Chief Financial Officer in September 2006. His annualized salary in 2006 was $250,000. His bonus amount earned in 2006 was prorated based on his start date in 2006. As of January 1, 2008, Mr. Hogan’s annual salary was increased to $268,224.
(7)	As of January 1, 2008, Dr. Theeuwes’ annual salary was increased to $464,373.
(8)	Dr. Langecker was appointed as the Company’s Chief Medical Officer in May 2006. His annualized salary in 2006 was $300,000. His bonus amount earned in 2006 was prorated based on his start date in 2006. As of January 1, 2008, Dr. Langecker’s annual salary was increased to $326,503.
(9)	As of January 1, 2008, Dr. Yum’s annual salary was increased to $301,600. With respect to Dr. Yum’s non-equity incentive plan compensation for 2007, the amount authorized to be paid to him for performance in 2007 was $80,475. We paid him an amount equal to $78,300 in January 2008. We paid him an additional amount equal to $2,175 in April 2008 upon our discovery that he had been underpaid by such amount due to a clerical error.

GRANTS OF PLAN-BASED AWARDS

The following table shows for the fiscal year ended December 31, 2007, certain information regarding grants of plan-based awards to the Named Executive Officers:

Grants of Plan-Based Awards in Fiscal 2007

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (1)(#)	Exercise or Base Price of Option Awards (2)($/Sh)	Grant Date Fair Value of Stock and Option Awards (3)($)
James E. Brown (4)	1/11/07	175,000	$4.34	$759,500
Matthew J. Hogan (5)	1/11/07	90,000	$4.34	$390,600
Felix Theeuwes (6)	1/11/07	175,000	$4.34	$759,500
Peter Langecker (7)	1/11/07	64,175	$4.34	$278,520
	1/24/07	15,000	$4.56	$68,400
Su Il Yum (8)	1/11/07	131,000	$4.34	$568,540

(1)	All options granted were granted under the Company’s 2000 Stock Plan. The vesting associated with the option is as follows: one-fourth (1/4) of the total shares subject to such option shall vest on each one-year anniversary of the date of grant.
(2)	The exercise price per share of such option grant was the closing price of the Company’s common stock on the NASDAQ Global Market on the date of grant.
(3)	Non-cash amounts calculated in accordance with FAS123(R). For more information, please see Note 11 of the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2007 regarding assumptions underlying the valuation of equity awards.
(4)	Dr. Brown received a stock option grant of 175,000 shares in January 2008 for his performance in fiscal year 2007.
(5)	Mr. Hogan received a stock option grant of 110,000 shares in January 2008 for his performance in fiscal year 2007.
(6)	Mr. Theeuwes received a stock option grant of 175,000 shares in January 2008 for his performance in fiscal year 2007.
(7)	Dr. Langecker received a stock option grant of 110,000 shares in January 2008 for his performance in fiscal year 2007.
(8)	Dr. Yum received a stock option grant of 110,000 shares in January 2008 for his performance in fiscal year 2007.

With respect to Non-Equity Incentive Plan Awards for fiscal year 2007, the Compensation Committee set specific corporate targets and goals as described in “Compensation Discussion and Analysis—Bonus (Non-Equity Incentive Plan Compensation)” above.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR—EXECUTIVE OFFICERS

The following table shows for the fiscal year ended December 31, 2007, certain information regarding outstanding option awards at fiscal year-end for the Named Executive Officers. All options granted were granted under the Company’s 2000 Stock Plan. In addition, there were no stock awards outstanding for the individuals named below at December 31, 2007.

Outstanding Option Awards At December 31, 2007

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Grant Date		Option Expiration Date
James E. Brown	80,000	0	—	$11.625	12/14/2000	(1)	12/14/2010
	153,000	47,000	—	$1.58	2/10/2003	(2)	2/10/2013
	168,750	56,250	—	$3.25	1/14/2004	(1)	1/14/2014
	93,750	31,250	—	$3.20	12/17/2004	(1)	12/17/2014
	62,500	187,500	—	$5.27	1/6/2006	(1)	1/6/2016
	0	175,000	—	$4.34	1/11/2007	(1)	1/6/2017

Matthew J. Hogan	50,000	150,000	—	$3.76	9/11/2006	(1)	9/11/2016
	0	90,000	—	$4.34	1/11/2007	(1)	1/11/2017

Felix Theeuwes	80,000	0	—	$11.625	12/14/2000	(1)	12/14/2010
	44,500	47,000	—	$1.58	2/10/2003	(3)	2/10/2013
	168,750	56,750	—	$3.25	1/14/2004	(1)	1/14/2014
	93,750	31,250	—	$3.20	12/17/2004	(1)	12/17/2014
	62,500	187,500	—	$5.27	1/6/2006	(1)	1/6/2016
	0	175,000	—	$4.34	1/11/2007	(1)	1/11/2017

Peter Langecker	50,000	150,000	—	$4.67	5/1/2006	(1)	5/1/2016
	0	64,175	—	$4.34	1/11/2007	(1)	1/11/2017
	0	15,000	—	$4.56	1/24/2007	(1)	1/24/2017

Su Il Yum	15,000	0	—	$11.125	1/2/2001	(1)	1/2/2011
	10,000	0	—	$9.19	2/11/2002	(1)	2/11/2012
	71,376	21,374	—	$1.58	2/10/2003	(4)	2/10/2013
	25,000	0	—	$2.75	12/15/2003	(1)	12/15/2013
	75,000	25,000	—	$2.51	2/27/2004	(1)	2/27/2014
	75,000	25,000	—	$3.20	12/17/2004	(1)	12/17/2014
	30,000	90,000	—	$5.27	1/6/2006	(1)	1/6/2016
	0	131,000	—	$4.34	1/11/2007	(1)	1/11/2017

(1)	The vesting associated with the option is as follows: one-fourth (1/4) of the total shares subject to such option shall vest on each one-year anniversary of the date of grant.
(2)	Mr. Brown was granted an option to purchase 200,000 shares of the Company’s common stock on February 10, 2003. Options to purchase 106,000 shares issued to Mr. Brown vest at a rate of 25% of the shares on each twelve-month anniversary of the vesting commencement date. Options to purchase 94,000 shares issued to Mr. Brown vest at a rate of 12.5% of the shares on each twelve-month anniversary of the vesting commencement date, subject to acceleration based on the attainment of certain milestones established by the Compensation Committee.
(3)

Mr. Theeuwes was granted an option to purchase 225,000 shares of the Company’s common stock on February 10, 2003. Options to purchase 131,000 shares issued to Mr. Theeuwes vest at a rate of 25% of the shares on each twelve-month anniversary of the vesting commencement date. Options to purchase 94,000 shares issued to Mr. Theeuwes vest at a rate of 12.5% of the shares on each twelve-month anniversary of the vesting commencement date, subject to acceleration based on the attainment of certain milestones established by the Compensation Committee. 133,500 shares have been exercised as of December 31, 2007.

(4)	Dr. Yum was granted an option to purchase 92,750 shares of the Company’s common stock on February 10, 2003. Options to purchase 50,000 shares issued to Dr. Yum vest at a rate of 25% of the shares on each twelve-month anniversary of the vesting commencement date. Options to purchase 42,750 shares issued to Dr. Yum vest at a rate of 12.5% of the shares on each twelve-month anniversary of the vesting commencement date, subject to acceleration based on the attainment of certain milestones established by the Compensation Committee.

EXERCISES

The following table shows for the fiscal year ended December 31, 2007, certain information regarding option exercises and stock vested during the last fiscal year with respect to the Named Executive Officers:

Option Exercises in Fiscal 2007(1)

Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
James E. Brown	—	$—
Matthew J. Hogan	—	$—
Felix Theeuwes	—	$—
Peter Langecker	—	$—
Su Il Yum	—	$—

(1)	The Company currently does not utilize stock awards as part of its compensation plan. As such, the Company does not include information regarding stock awards that would otherwise appear as blank columns in this table.

CHANGE OF CONTROL AGREEMENTS

In April 2004, our Board of Directors adopted a change of control policy applicable to our officers who hold the rank of Vice President and above (who are not party to any other change of control agreement with the Company) which provides that, in the event that such officer’s employment is terminated without cause or constructively terminated, in connection with and prior to a change in our control, or within twenty-four months following a change in our control, then: (1) the unvested portion of any stock option held by such officer shall automatically accelerate so as to become completely vested as of the effective date of the termination, and (2) such officer shall receive a cash payment equal to one year of such officer’s then current salary, provided that such cash payment will be equal to two years of such officer’s then current salary in the case of James E. Brown or Felix Theeuwes. Any such benefits are conditioned upon such officer delivering to us an effective release releasing us or our successor from any and all claims the officer may have against such entities related to or arising in connection with his or her employment, term of such employment and termination thereof, and the officer agreeing, for the period during which she or he is receiving or has received payment of cash severance (but not exceeding two years), he or she will not, directly or indirectly, act as a partner, joint venturer, consultant, officer, director, employee, agent, independent contractor or stockholder of any company or business organization (including any unit or division of any company or organization) whose business is the development and marketing of products and services that are directly competitive with the products and services being developed and marketed by us immediately prior to our change of control. Furthermore, any such cash payment shall be payable, at our option, in lump sum or in equal installments over the twelve month period.

We have entered into a change of control agreement with Jean I Liu, our Senior Vice President, General Counsel and Secretary. This agreement provides that, in the event of a change in our control, one-half of the unvested portion of any stock option or restricted stock held by Ms. Liu on the effective date of the change of control is automatically accelerated so as to become completely vested as of the effective date and, if such individual remains employed by us or our successor as of the first anniversary of the effective date of the change of control, then the remaining unvested portion of any stock option or restricted stock held by such individual as of the effective date of the change of control shall automatically be accelerated so as to become completely vested as of the anniversary. In addition, in the event of a termination without cause or constructive termination within the twelve months following the change in our control, the unvested portion of any stock option or restricted stock held by Ms. Liu is automatically accelerated so as to become completely vested as of the effective date of the termination.

In April 2004, our Board of Directors adopted a change of control policy applicable to all employees other than officers who hold the rank of Vice President and above which provides that, in the event that such employee’s employment is terminated without cause or constructively terminated, in connection with and prior to a change in our control, or within twenty-four months following a change in our control, then: (1) the unvested portion of any stock option held by such employee shall automatically accelerate so as to become completely vested as of the effective date of the termination, and (2) such employee shall receive a payment equal to 2 weeks of such employee’s then current salary for each full year of employment with the Company (taking into consideration the period of employment by the surviving entity as employment with the Company), up to a maximum total severance payment equal to 12 months of such employee’s then current salary.

Had a change in control occurred during fiscal 2007 and had their employment been terminated on December 31, 2007, the named executive officers would have been eligible to receive the payments set forth in the columns under the heading “Terminations Within 24 Months of a Change in Control” in the table below.

Terminations Within 24 Months of a Change in Control
Name	Severance Payments	Value of Accelerated Unvested Options (1)
James E. Brown	$862,680	$1,091,013
Matthew J. Hogan	$253,041	$588,600
Felix Theeuwes	$884,520	$1,091,013
Peter Langecker	$308,022	$426,176
Su Il Yum	$290,000	$660,604

(1)	The value of accelerated vesting of the options is based solely on the excess, if any, of $6.43 per share, the closing market price on December 31, 2007, over the exercise price of the unvested portion (as of December 31, 2007) of the executive officers’ stock options. Because a portion of our stock options have exercise prices higher than our current stock price, if our stock value was higher at the time of any actual termination of employment, additional stock options could have value.

DIRECTOR COMPENSATION

Overview of Compensation and Procedures

The Compensation Committee reviews the level of compensation of our non-employee directors on an annual basis. To determine how appropriate the current level of compensation for our non-employee directors is, we have historically obtained data from a number of different sources including:

•	publicly available data describing director compensation in peer companies;

•	survey data collected by our human resources department; and

•	information obtained directly from other companies.

In 2008, the Compensation Committee retained J. Richard & Co., an independent compensation consultant to perform a survey of director compensation programs used by public life sciences companies comparable to us. Based upon J. Richard & Co.’s analysis, the Compensation Committee determined that our director compensation program was significantly below that provided by companies comparable to us. As a result of these findings, and in an effort to ensure our ability to attract and retain qualified directors, we changed the cash component of our non-employee director compensation structure in April 2008.

We compensate non-employee members of the board through a mixture of cash and equity-based compensation. Effective April 2008, each non-employee director is eligible to receive an attendance fee of $1,500 for each Board meeting attended and $500 for each telephonic Board meeting, and a cash retainer fee equal to $25,000 per year (increased in April 2008 from $12,500 per year) paid on a quarterly basis in arrears. In addition, for each Board committee on which a non-employee director serves, he shall be eligible to receive an attendance fee of $1,000 (increased in April 2008 from $500) for each committee meeting attended and a cash retainer fee equal to $5,000 per year or $7,500 per year in the case of the Audit Committee (increased in April 2008 from $5,000 per year) paid on a quarterly basis in arrears. The chairperson of the Audit Committee, the Compensation Committee, and the Nominating & Corporate Governance Committee will also receive an additional cash retainer fee of $15,000 per year, $10,000 per year and $7,000 per year respectively (increased in April 2008 from $7,500, $4,000 and $4,000 per year respectively), each paid on a quarterly basis in arrears.

All of our current non-employee directors participate in the 2000 Directors’ Stock Option Plan, most recently amended in June 2005. Under the Directors’ Plan, when each non-employee director first becomes a director, he receives nonstatutory options to purchase 30,000 shares of our common stock. These options have a ten-year term and become exercisable in installments of one-third of the total number of shares granted on each anniversary of the grant. Additionally, each director who has served for at least 6 months will receive options to purchase an additional 20,000 shares of our common stock on the date of the annual stockholder meeting (Annual Grant) and such Annual Grant vests on the day before the first anniversary of the date of grant of the Annual Grant. These options are for a ten-year term. In each case, the size of the option grants would be adjusted to reflect any stock splits, stock dividends, combinations or similar transactions. The exercise price of the options granted under the Directors’ Plan must be at least 100% of the closing price of our common stock on the NASDAQ Global Market on the date the option is granted. The options may be exercised only (1) while the individual is serving as a director on the Board, (2) within 12 months after termination by death or disability, or (3) within 3 months after the individual’s term as director ends for any other reason.

Each of the non-employee directors named in this proxy statement will receive an additional option to purchase 20,000 shares of our common stock under the Directors’ Plan on June 25, 2008, the date of our 2008 Annual Meeting.

Employee directors receive no additional compensation for serving on the Board of Directors.

The following table sets forth certain information regarding the compensation of each non-employee member of the Board of Directors for the fiscal year ended December 31, 2007.

Director Compensation for Fiscal 2007

Name	Fees Earned or Paid in Cash ($)	Option Awards (1)($)	All Other Compensation ($)	Total ($)
Simon X. Benito	$27,500	$67,688	—	$95,188
Terrence F. Blaschke, M.D.	$23,000	$64,412	—	$87,412
Michael D. Casey	$30,500	$59,259	—	$89,759
David R. Hoffmann	$36,000	$57,828	—	$93,828
Armand P. Neukermans, Ph.D.	$27,902	$57,828	—	$85,730
Jon S. Saxe	$28,500	$57,828	—	$86,328

(1)	Represents compensation expense recognized in 2007 in accordance with FAS123(R) relating to outstanding option awards. In June 2007, an option to purchase 20,000 shares of the Company’s common stock at $3.79 per share was granted under the Directors’ Plan to each of Messrs. Benito, Blaschke, Casey, Hoffmann, Neukermans and Saxe. The grant-date fair value of such options was $56,612 per grant in accordance with FAS123(R). For more information, please see Note 11 of the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2007 regarding assumptions underlying valuation of equity awards.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END—DIRECTORS

The following table shows for the fiscal year ended December 31, 2007, certain information regarding outstanding awards at fiscal year end of all non-employee directors of the Company:

	Number of Securities Underlying Unexercised Options (#)
Name	Exercisable	Unexercisable
Simon X. Benito	40,000	30,000
Terrence F. Blaschke, M.D.	10,000	40,000
Michael D. Casey	62,000	20,000
David R. Hoffmann	32,000	20,000
Armand P. Neukermans, Ph.D.	91,000	20,000
Jon S. Saxe	74,000	20,000

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2007 with respect to the shares of our common stock that may be issued under our existing equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders (1)	11,351,689	$4.42	5,064,435	(2)(3)
Equity compensation plans not approved by security holders (4)	130,278	$3.31	0

Total	11,481,967	$4.41	5,064,435

(1)	Consists of the following equity compensation plans: (i) 2000 Stock Plan, (ii) 2000 Directors’ Stock Option Plan, (iii) 2000 Employee Stock Purchase Plan, and (iv) 1998 Stock Option Plan.
(2)	Includes 4,429,913 shares of our common stock reserved under our 2000 Stock Plan and 434,000 shares of our common stock reserved under our 2000 Directors’ Stock Option Plan. The 2000 Stock Plan incorporates an evergreen formula pursuant to which, on the first day of each of our fiscal years (through fiscal 2010), the number of shares available for future issuance under the 2000 Stock Plan automatically increases by the lesser of (i) 2,250,000 shares, (ii) 5% of our outstanding common stock on the last day of the immediately preceding fiscal year, or (iii) such lesser number of shares as the board of directors determines.
(3)	Includes 392,647 shares of our common stock reserved under our 2000 Employee Stock Purchase Plan for future issuance. The 2000 Employee Stock Purchase Plan incorporates an evergreen formula pursuant to which, on the first day of each of our fiscal years (through fiscal 2010), the number of shares available for future issuance under the 2000 Employee Stock Purchase Plan automatically increases by the lesser of (i) 225,000 shares, (ii) 0.5% of our outstanding common stock on the last day of the immediately preceding fiscal year, or (iii) such lesser number of shares as the board of directors determines.
(4)	Consists of equity compensation plans assumed by us in connection with mergers or acquisitions and under which we do not intend to grant options or other awards in the future, including the Southern BioSystems, Inc. 1993 Stock Option Plan (as amended) (130,278 shares outstanding as of December 31, 2007). See Note 11 of the Notes to Consolidated Financial Statement of our Annual Report on Form 10-K filed on March 13, 2008 for further description of these plans.

CERTAIN RELATIONSHIPS

In accordance with our audit committee charter, our audit committee is responsible for reviewing and approving the terms and conditions of all related party transactions other than compensation transactions which are subject to the auspices of the Committee. Although we have not entered into any financial transactions with any immediate family member of a director or executive officer of our company, if we were to do so, any such material financial transaction would need to be approved by our audit committee prior to our company entering into such transaction. Our audit committee also reviews and approves our proxy statement and the information contained therein.

OTHER TRANSACTIONS

During the last fiscal year, we granted options to purchase common stock to our employees and directors as reported in this proxy statement.

We have entered into indemnification agreements with our directors and executive officers. Such agreements require us, among other things, to indemnify our officers and directors, other than for liabilities arising from willful misconduct of a culpable nature, and to advance their expenses incurred as a result of any proceedings against them as to which they could be indemnified.

In 1998, we purchased key-man life insurance policies in the basic amounts of $1 million each for James E. Brown and Felix Theeuwes for terms of 20 years each. We are the beneficiaries for these policies.

Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933 or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, the Compensation Committee Report and the Audit Committee Report shall not be deemed to be incorporated by reference into any such filings.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee has:

•	reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management; and

•

based on this review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement relating to the 2008 annual meeting of shareholders.

The Compensation Committee of the Board of Directors of DURECT Corporation:

Michael D. Casey

David R. Hoffmann

Armand P. Neukermans

Jon S. Saxe

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of the Board of Directors currently consists of Michael D. Casey, David R. Hoffmann, Armand P. Neukermans, and Jon S. Saxe. No member of the committee or executive officer of the Company has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.

AUDIT COMMITTEE REPORT

As required by NASDAQ rules, the Audit Committee of the DURECT Corporation Board of Directors is composed of three independent directors. The committee operates under a written charter adopted by the Board of Directors in March 2000 and revised in April 2003.

The Audit Committee recommends to the Board of Directors, subject to stockholder ratification, the selection of an accounting firm to be engaged as the Company’s independent registered public accounting firm. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s financial statements in accordance with generally accepted auditing standards and to issue a report thereon. Management is responsible for our internal controls and the financial reporting process. The Audit Committee is responsible for monitoring and overseeing these processes.

The Audit Committee held five meetings during the fiscal year 2007. Management represented to the Audit Committee that our financial statements were prepared in accordance with generally accepted accounting principles. In 2008, the Audit Committee met and reviewed and discussed the audited financial statements for fiscal year 2007 with management and the independent registered public accounting firm.

The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended.

The Audit Committee has received and reviewed the written disclosures and the letter from the independent registered public accounting firm, Ernst & Young LLP as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. Additionally, the Audit Committee has discussed with Ernst & Young LLP the issue of its independence from DURECT Corporation.

Based on its review of the audited financial statements and the various discussions noted above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

The Audit Committee of the Board of Directors of DURECT Corporation:

Simon X. Benito

David R. Hoffmann

Jon S. Saxe

FEES BILLED FOR SERVICES RENDERED BY PRINCIPAL ACCOUNTANT

During the fiscal years ended December 31, 2007 and 2006, Ernst & Young LLP, our independent registered public accounting firm and principal accountants, billed the fees set forth below. All Audit Fees, Audit-Related Fees, Tax Fees and All Other Fees for 2007 and 2006 were pre-approved by our Audit Committee according to the policies and procedures described above under the caption “The Board, Board Committees and Meetings—Audit Committee.”

	Years Ended December 31,
	2007	2006
Audit Fees	$900,000	$920,345
Audit-Related Fees	—	—
Tax Fees	76,050	69,600
Other Fees	1,500	1,500

	$977,550	$991,445

Audit Fees

Fees for audit services include fees associated with the audits of the Company’s annual financial statements and the effectiveness of the Company’s internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 included in its Form 10-K and the review of the financial statements included in the Company’s quarterly reports on Form 10-Q. Audit fees also include fees for advice on audit and accounting matters that arose during, or as a result of, the audit or the review of interim financial statements, review of the SEC registration statements and issuance of consents.

Audit-Related Fees

Fees for audit-related services principally include accounting consultations in connection with Sarbanes-Oxley compliance.

Tax Fees

Tax fees include tax compliance services related to preparation of tax returns.

All Other Fees

All other fees consists of an annual subscription to on-line accounting information and updates.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, our executive officers and persons who own more than 10% of our common stock (collectively, “Reporting Persons”) to file initial reports of ownership and changes in ownership of our common stock. Reporting Persons are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file. Based upon the Company’s review of the reporting forms received by it and written representations from certain persons that no other reports were required to be filed by those persons, the Company believes that all filing requirements applicable to its officers, directors and 10% stockholders were complied with for fiscal year 2007.

OTHER MATTERS

The Board of Directors knows of no other business that will be presented to the Annual Meeting. If any other business is properly brought before the Annual Meeting, proxies in the enclosed form will be voted in respect thereof as the proxy holders deem advisable.

It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to mark, date, execute and promptly return the accompanying proxy card in the enclosed envelope or vote by telephone or the internet as described on the proxy card.

By Order of the Board of Directors,

/s/ Jean I Liu

Jean I Liu

Senior Vice President, General Counsel and Secretary

April 29, 2008

Cupertino, California

DURECT

000004

MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6

C123456789

000000000.000000 ext 000000000.000000 ext

000000000.000000 ext 000000000.000000 ext

000000000.000000 ext 000000000.000000 ext

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on June 25, 2008.

Vote by Internet

• Log on to the Internet and go to

www.investorvote.com/drrx

• Follow the steps outlined on the secured website.

Vote by telephone

• Call toll free 1-800-652-VOTE (8683) within the United

States, Canada & Puerto Rico any time on a touch tone

telephone. There is NO CHARGE to you for the call.

• Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in X this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card

123456 C0123456789 12345

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Class I Directors:

01—David R. Hoffmann

(for a three-year term as

described in the proxy statement)

For

Withhold

02—Jon S. Saxe

(for a three-year term as

described in the proxy statement)

For

Withhold

For Against Abstain

2. The appointment of Ernst & Young LLP as Independent

Registered Public Accounting Firm.

B Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance

Mark the box to the right

if you plan to attend the

Annual Meeting.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee or guardian, give full title name and such.

Date (mm/dd/yyyy) — Please print date below.

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

C 1234567890 J N T

2 1 D V 0 1 6 7 9 5 1

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE

140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND

MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

<STOCK#> 00WDBA

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Durect Corporation

Proxy Solicited on Behalf of the Board of Directors for the Annual Meeting of Stockholders June 25, 2008

The undersigned hereby appoints James E. Brown and Felix Theeuwes and each of them, jointly and severally, as proxies, with power of substitution, to vote all shares of DURECT Corporation Common Stock which the undersigned is entitled to vote on all matters which may properly come before the 2008 Annual Meeting of Stockholders of DURECT Corporation, or any adjournment thereof.

The shares represented by this Proxy Card will be voted as specified on the reverse side, but if no specification is made they will be voted FOR Items 1 and 2 and in any event at the discretion of the proxies on any other matter that may properly come before the meeting.

SEE REVERSE SIDE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

SEE REVERSE SIDE